Exhibit 99.1

FOR IMMEDIATE RELEASE: November 8, 2011

Contact:                  Herbert E. Marth, Jr.
 President & Chief Executive Officer
Phone:                     804-403-2116
Email:                      hmarth@centralvabank.com
Website:                 www.centralvabank.com

CENTRAL VIRGINIA BANKSHARES REPORTS THIRD QUARTER 2011 FINANCIAL RESULTS

POWHATAN, VA – November 8, 2011 /PR Newswire-FirstCall/ Central Virginia Bankshares, Inc. (NASDAQ: CVBK) and Central Virginia Bank announced that the Company recorded net income of $307 thousand for the third quarter of 2011, and after the effect of unpaid preferred stock dividends of $161 thousand, net income available to common shareholders totaled $146 thousand or $0.06 per basic share and $0.05 per diluted share.  This compares to the third quarter 2010 net loss of $12.1 million, and after the effect of unpaid preferred stock dividends of $161 thousand, a net loss available to common shareholders of $12.3 million or $(4.69) per basic and diluted share. During the third quarter of 2010, the Company established a deferred tax asset valuation allowance of $12.1 million, which is reflected in the net income results for the quarter ended September 30, 2010.

For the nine months ended September 30, 2011, the Company recorded net income of $658 thousand, and after the effect of the unpaid preferred stock dividends of $481 thousand, net income available to common shareholders totaled $177 thousand or $0.07 per basic and diluted share.  This compares to the nine months ended September 30, 2010 net loss of $13.2 million, and after the effect of unpaid preferred stock dividends of $481 thousand, a net loss available to common shareholders of $13.6 million or $(5.20) per basic and diluted share.

Herb Marth, President and Chief Executive Officer of Central Virginia Bank commented that “Our results continued the positive financial performance of the first half of the year.  Through the implementation of our strategic goals, we have improved the quality of our loan and investment portfolios, built earnings and increased our regulatory capital.  We have responded quickly to recent actions of the Federal Reserve which have negatively impacted our interest margin.  Additionally, we were able to take advantage of opportunities in the bond market to recognize gains in our investment portfolio.  While the current economic environment remains very challenging, we continue to focus on providing the high level of service our customers have come to expect of their bank.”

Balance Sheet
During the first nine months of 2011, the Company has continued with its strategy of shrinking the balance sheet, investing in securities with low credit risk and thereby improving the regulatory risk adjusted capital position.  The Bank has seen its total risk based capital ratio improve to 9.4 % at September 30, 2011 from 8.3% at September 30, 2010. Average total assets were $402.9 million for the third quarter of 2011, a decline of $37.6 million or 9 percent compared to $440.5 million for the third quarter of 2010.

The following table provides information regarding the changes in the Company’s average balances:

Dollars in 000’s	Average Balances for the Three Months Ended
	September 30, 2011	September 30, 2010	Percent Change

Investment securities	$115,222	$104,902	10%
Loans	237,566	278,479	(15)%
Federal funds sold	19,123	12,388	54%
Average earning assets	371,911	395,769	(6)%
Average assets	402,862	440,467	(9)%
Interest bearing deposits (1)	134,190	117,222	14%
Certificate of deposits	169,258	205,685	(18)%
Non-interest bearing deposits	34,963	39,536	(12)%
Borrowings	46,984	48,299	(3)%
Shareholders’ equity	14,036	27,868	(50)%
(1)	Interest bearing deposits consist of interest checking, money market and savings account.

Dollars in 000’s	Average Balances for the Nine Months Ended
	September 30, 2011	September 30, 2010	Percent Change

Investment securities	$101,720	$119,712	(15)%
Loans	246,824	285,576	(14)%
Federal funds sold	24,023	12,690	89%
Average earning assets	372,567	417,978	(11)%
Average assets	403,350	456,660	(12)%
Interest bearing deposits (1)	129,179	119,492	8%
Certificate of deposits	174,769	215,462	(19)%
Non-interest bearing deposits	35,882	38,266	(6)%
Borrowings	47,248	54,027	(13)%
Shareholders’ equity	12,719	27,905	(54)%
(1)	Interest bearing deposits consist of interest checking, money market and savings account.

Net Interest Income
Net interest income for the third quarter of 2011 was $2.5 million compared to $3.2 million for the third quarter of 2010. The decline in net interest income was due to the decline of the loan portfolio and decline of the average yield on the investment portfolio, partially offset by the continuing low interest rate environment which favorably affects the cost of deposits. Net interest margin for the third quarter of 2011 was 2.68 percent, compared to 3.25 percent for the third quarter of 2010. Interest income for the third quarter of 2011 was $4.1 million compared to $5.3 million for the third quarter of 2010, a decline of 23 percent.  Interest expense for the third quarter of 2011 was $1.6 million compared to $2.1 million for the third quarter of 2010, a decline of 24 percent.  The decline in interest income was due primarily to the decrease in average earning assets of $23.9 million, which was primarily driven by decline of the loan portfolio, and the increase in investment securities that have low credit risk and carry lower interest rates.  The decline in interest expense was due to the lower interest rates on deposits, and the reduction of certificates of deposits by $36.4 million.

The following table provides the yield on average earning assets, average interest bearing liabilities, and net interest margin for the three months and nine months ended September 30, 2011 and 2010:

Dollars in 000’s	For the Three Months Ended
	September 30, 2011		September 30, 2010
	Interest	Yield(1)	Interest	Yield(1)
Interest Income:
Loans	$3,349	5.64%	$4,162	5.98%
Investment securities	696	2.42%	1,121	4.27%
Fed funds sold	10	0.21%	7	0.23%
Total	4,055	4.36%	5,290	5.35%
Interest Expense:
Interest bearing deposits	235	0.70%	254	0.87%
Certificate of deposits	918	2.17%	1,367	2.66%
Borrowings	411	3.50%	452	3.74%
Total	1,564	1.79%	2,073	2.23%

Net interest spread	$2,491	2.57%	$3,217	3.12%

Net interest margin(2)	2.68%		3.25%
(1)	Yield percentages are annualized.
(2)	Net interest margin is calculated as interest income less interest expense divided by average earning assets.

Dollars in 000’s	For the Nine Months Ended
	September 30, 2011		September 30, 2010
	Interest	Yield(1)	Interest	Yield(1)
Interest Income:
Loans	$10,522	5.68%	$12,404	5.79%
Investment securities	2,413	3.16%	3,916	4.36%
Fed funds sold	34	0.19%	21	0.22%
Total	12,969	4.64%	16,341	5.21%
Interest Expense:
Interest bearing deposits	687	0.71%	854	0.95%
Certificate of deposits	2,978	2.27%	4,622	2.86%
Borrowings	1,294	3.65%	1,389	3.43%
Total	4,959	1.88%	6,865	2.35%

Net interest spread	$8,010	2.76%	$9,476	2.86%

Net interest margin(2)	2.87%		3.02%
(1)	Yield percentages are annualized.
(2)	Net interest margin is calculated as interest income less interest expense divided by average earning assets.

Non-interest income
Total non-interest income for the third quarter of 2011 was $1.5 million, an increase of $611 thousand or 71 percent compared to $859 million for the third quarter of 2010. The increase is due primarily to gain on sales of securities of $789 thousand for the third quarter of 2011, an increase of $743 thousand compared to the third quarter of 2010.  The Company was able to record additional gains during the third quarter due to fluctuations in the bond market.

This improvement was offset by declines of $56 thousand and $74 thousand related to deposit fees and charges, and other service charges, commissions and fees, respectively.  Deposit fees and other services charges are impacted by the changes relating to overdraft rules for debit and ATM cards effective during the third quarter of 2010 and the elimination of the mortgage lending platform effective January 1, 2011.

Non-interest expense
Total non-interest expense for the third quarter of 2011 was $3.0 million, a decrease of $602 thousand or 17 percent compared to $3.6 million for the third quarter of 2010. The decrease is due primarily to the following:

•	Salaries and benefits were $1.3 million for the third quarter of 2011, a decrease of $27 thousand compared to the third quarter of 2010.
•	FDIC insurance expense was $225 thousand for the third quarter of 2011, a decrease of $122 thousand compared to the third quarter of 2010.
•	Legal, professional and consulting fees were $210 thousand for the third quarter of 2011, a decrease of $254 thousand compared to the third quarter of 2010.
•	OREO provision required for the third quarter of 2011 was $107 thousand, a decrease of $126 thousand compared to the third quarter of 2010.

The Company continues to manage all expense categories to identify opportunities where savings may be recognized. Reducing expenses will improve current and benefit future periods and is consistent with the goal of improving the Company’s efficiency ratio.  The Company’s efficiency ratio for the third quarter of 2011 was 75.6 percent compared to 88.2 percent for the third quarter of 2010.

Asset Quality
Total non-performing assets at the end of the third quarter were $41.7 million, a decrease of $362 thousand compared to $42.1 million at June 30, 2011 and an increase of $9.5 million compared to $32.2 million at September 30, 2010. Total non-performing assets in the third quarter 2011 decreased from June 30, 2011 by 1%

and increased from September 30, 2010 by 30%. The change from September 30, 2010 to September 30, 2011 resulted primarily from a $5.7 million increase in restructured loans that are in compliance with their modified terms, as well as a $3.2 million increase in other real estate owned and a $1.8 million increase in other non-performing assets. At September 30, 2010, the Company did not have any restructured loans.  The Company continues to focus on managing the loan portfolio and non-performing assets.  The reserve for loan losses was $9.9 million or 4.2 percent of loans at September 30, 2011, compared to $9.9 million or 4.1 percent of loans at June 30, 2011 and $10.5 million or 3.9 percent of loans at September 30, 2010.

At the end of the third quarter of 2011, the Bank’s tier 1 risk-based capital ratio and leverage ratio remain above levels to be “well capitalized” and the total risk based capital ratio remains above the level to be “adequately capitalized”.

About Central Virginia Bankshares, Inc.

Central Virginia Bankshares, Inc. is the parent of Central Virginia Bank, a 37 year old $400 million community bank with its headquarters and main office in Powhatan County, and six additional branch offices; two branches in the adjacent County of Cumberland, three branches in western Chesterfield County, and one branch in western Henrico County. Central Virginia Bankshares, Inc. trades under the symbol CVBK (NASDAQ).

Cautionary Statement about Forward-Looking Information

In accordance with the Private Securities Litigation Reform Act of 1995, we caution you that this news release contains forward-looking statements about our future financial performance and business. We make forward-looking statements when we use words such as “believe,” “expect,” “anticipate,” “estimate,” “should,” “may,” “can,” “will,” “outlook,” “project,” “appears” or similar expressions.  Forward-looking statements in this news release include, among others, statements about our future capital raise.

Do not unduly rely on forward-looking statements as actual results could differ materially from expectations. Forward-looking statements speak only as of the date made, and we do not undertake to update them to reflect changes or events that occur after that date. Several factors could cause actual results to differ materially from expectations including: current and future economic and market conditions, including the effects of further declines in housing prices and high unemployment rates; our capital requirements and our ability to generate capital internally or raise capital on favorable terms; the terms of capital investments or other financial assistance provided by the U.S. government; financial services reform; recognition of other than-temporary impairment on securities held in our available-for-sale portfolio; the effect of changes in interest rates on our net interest margin; our ability to sell more products to our customers; the effect of the economic recession on the demand for our products and services; changes in our accounting policies or in accounting standards or in how accounting standards are to be applied; mergers and acquisitions; federal and state regulations; reputational damage from negative publicity, fines, penalties and other negative consequences from regulatory violations; the loss of checking and saving account deposits to other investments such as the stock market; and fiscal and monetary policies of the Federal Reserve Board. There is no assurance that our allowance for credit losses will be adequate to cover future credit losses, especially if credit markets, housing prices, and unemployment do not improve. Increases in loan charge-offs or in the allowance for credit losses and related provision expense could materially adversely affect our financial results and condition. For more information about factors that could cause actual results to differ materially from our expectations, refer to our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2010, including the discussions under “Risk Factors” in that report, as filed with the SEC and available on the SEC’s website at www.sec.gov. Any factor described above or in our SEC reports could, by itself or together with one or more other factors, adversely affect our financial results and condition.

Source:  Central Virginia Bankshares, Inc.
Website: www.centralvabank.com

Contact:   Herbert E. Marth, Jr.
  President & Chief Executive Officer
  Central Virginia Bankshares, Inc.  804-403-2116

SELECTED FINANCIAL DATA FOR CENTRAL VIRGINIA BANKSHARES, INC.
Dollars in 000’s, except per share data	Three Months Ended (unaudited)		Nine Months Ended (unaudited)
	September 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010

Net income (loss)	$307	$(12,130)	$658	$(13,151)
Net income (loss) available to common shareholders	146	(12,291)	177	(13,632)
Interest income & fees on loans	3,349	4,162	10,522	12,404
Interest income on investments	696	1,121	2,413	3,916
Interest income on fed funds sold	10	7	34	21
Interest expense on deposits	1,153	1,621	3,665	5,476
Interest expense on borrowings	411	452	1,294	1,389
Net interest income	2,491	3,217	8,010	9,476
Loan loss provision	660	1,903	1,860	5,123
Non-interest income	1,470	859	3,808	3,023
Non-interest expense	2,994	3,597	9,300	10,876
Period End Balances
Investment securities	$110,596	$95,505
Fed funds sold	25,487	17,350
Loans (net of unearned discount)	233,964	272,114
Allowance for loan and lease losses	9,910	10,500
Assets	401,711	423,687
Non-interest bearing deposits	35,098	36,700
Total deposits	338,208	354,976
Borrowings	47,240	48,282
Shareholders’ equity	12,810	15,977
Average shares outstanding – basic	2,626	2,623	2,625	2,621
Average shares outstanding – diluted	2,674	2,623	2,664	2,621
Asset Quality
Non-accrual loans	$25,126	$24,839
Loans past due 90 days and still accruing	743	2,167
Loans restructured(1)	5,671	-
Other real estate owned	6,202	3,000
Other non-performing assets	3,977	2,165
Total non-performing assets	41,719	32,171
Charge-offs	644	1,811	2,512	5,699
Recoveries	7	100	38	262
Per Share Data & Ratios
Net income (loss) available to common shareholders-basic	$0.06	$(4.69)	$0.07	$(5.20)
Net income (loss) available to common shareholders-diluted	$0.05	$(4.69)	$0.07	$(5.20)
Book value per common share	$4.88	$6.09
Tangible common equity per common share	$0.47	$1.70
Return (loss) on average assets	0.30%	(11.0)%	0.22%	(3.8)%
Return (loss) on average equity	8.75%	(174.1)%	6.9%	(62.8)%
Efficiency ratio (2)	75.6%	88.2%	78.7%	87.0%
Average loans to average deposits	70.2%	76.8%	72.6%	76.5%
Allowance for loan and lease losses/Loans EOP	4.24%	3.86%
(1) Loans restructured, accruing and in compliance with modified terms.
(2) The efficiency ratio is a non-GAAP measure calculated by dividing noninterest expense by net interest income plus noninterest income.
Reconciliation of Efficiency Ratio
Non-interest expense	$2,994	$3,597	$9,300	$10,876
Net interest income plus non-interest income	3,961	4,076	11,818	12,499
Efficiency Ratio	75.6%	88.2%	78.7%	87.0%